EXHIBIT 99.1

For:  Immediate Release                           Contact: Larry E. Lentych
      December 17, 2003                                    574-235-2702
                                                           Andrea Short
                                                           574-235-2348


              1ST SOURCE BANK PURCHASES SECURITIZED LOAN PORTFOLIO


         South Bend, IN -- 1st Source Bank, a subsidiary of 1st Source Corporation (SRCE), today reported the purchase of its securitized loan portfolio for $227 million. For many years, 1st Source was the originator and servicer of loans sold to and owned by the 1st Source Master Trust. The loans were secured by business or personal use aircraft or by car rental company vehicles, two of 1st Source's longstanding specialty finance product lines. The loans served as collateral for note certificates issued by the Master Trust and purchased by institutional investors.
         Chairman and CEO Christopher J. Murphy III commented on the transaction, "Our securitization program has been a wonderful alternative source for funding the growth of several of our lending businesses for many years. However, with the growth in our core deposit base over the past few years coupled with soft loan demand, our need for other sources of funding has decreased. At the same time, the cost of maintaining an off-balance sheet funding vehicle had begun to exceed its value. We have opted for simplification and maximum transparency by purchasing the portfolio of aircraft and auto loans we originated, have always serviced, and know very well. The purchase of these loans will allow us to manage our customer relationships much more efficiently and more effectively."
         At one time, the Master Trust owned $400 million in aircraft and auto rental loans. However, as previously reported, because of increased costs, the growing complexity of managing off-balance sheet entities, and reduced loan demand, 1st Source stopped selling new loans to the Master Trust during the first quarter 2003, and in May, 2003, with the agreement of all interested parties, began a wind down of the Master Trust. As also previously reported, the credit insurer of the certificates issued by the Master Trust questioned the manner in which the Bank had handled certain loans in the portfolio and notified the trustee to retain excess cash in the Master Trust reserve account pending a response from 1st Source. 1st Source arranged for a detailed audit by a major independent accounting firm, the results of which verified that the Bank had handled the loans in accordance with the agreements governing the Master Trust and consistent with industry standards.
         1st Source decided to make an offer to purchase the portfolio back from the Master Trust for a variety of reasons. Demand for loans, in general, and particularly for loans for business or personal use aircraft, has remained soft, reducing the need for external sources of funding. Moreover, the costs of maintaining the Master Trust, including the time required to manage the issues associated with an "off-balance-sheet" entity, continued to increase. There is continuing debate among accounting professionals over "gain-on-sale" accounting and related issues for recording transactions in such entities. Purchasing the portfolio greatly simplifies the issues and enhances transparency by bringing the loans back "on balance sheet." The purchase also enhances 1st Source's ability to provide customers in the Master Trust with the same level of service and product offerings it provides to its "on-balance sheet" customers and simplifies its relationships with customers that have had loans in both portfolios.
         The portfolio purchased includes $216 million in aircraft loans, $16 million in auto rental loans, and $2 million of loan-related assets. It also returns to 1st Source its retained interest in the Master Trust of $25 million in cash. The Bank has established a loss reserve of $6.8 million against the portfolio, which is consistent with loss reserves historically maintained for the Bank's on-balance sheet portfolios. The transaction does not materially change 1st Source's overall loan loss reserve as a percentage of loans outstanding, nor does it have a material impact on the results of operations in 2003.
         1st Source Bank is a subsidiary of 1st Source Corporation, the largest locally owned financial institution headquartered in the Northern Indiana-Southwestern Michigan area. While delivering a comprehensive range of consumer and commercial banking services, 1st Source Bank has distinguished itself with innovative products and highly personalized services. 1st Source also competes for business nationally by offering specialized financing services for used private and cargo aircraft, automobiles for leasing and rental agencies, heavy duty trucks, construction and environmental equipment. The corporation includes 60 banking centers in fifteen counties, 7 Trustcorp Mortgage offices in Indiana, Ohio and Michigan, and 22 locations nationwide for the 1st Source Bank Specialty Finance Group. With a history dating back to 1863, 1st Source has a tradition of providing superior service to customers while playing a leadership role in the continued development of the communities in which it serves.
         1st Source may be accessed on its home page at "www.1stsource.com." Its common stock is traded on the NASDAQ Stock Market under "SRCE" and appears in the National Market System tables in many daily newspapers under the code name "1st Src."
        Except for historical information contained herein, the matters discussed in this document express "forward-looking statements." Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions indicate forward-looking statements. Those statements, including statements, projections, estimates or assumptions concerning future events or performance, and other statements that are other than statements of historical fact, are subject to material risks and uncertainties. 1st Source cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. 1st Source may make other written or oral forward-looking statements from time to time. Readers are advised that various important factors could cause 1st Source's actual results or circumstances for future periods to differ materially from those anticipated or projected in such forward-looking statements. Such factors, among others, include changes in laws, regulations or accounting principles generally accepted in the United States; 1st Source's competitive position within its markets served; increasing consolidation within the banking industry; unforeseen changes in interest rates; unforeseen downturns in the local, regional or national economies or in the industries in which 1st Source has credit concentrations; and other risks discussed in 1st Source's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, which filings are available from the SEC. 1st Source undertakes no obligation to publicly update or revise any forward-looking statements.
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